FOR IMMEDIATE RELEASE

TIB FINANCIAL CORP. REPORTS RESULTS FOR 2007

NAPLES, Fla. February 14, 2007 – TIB Financial Corp. (NASDAQ: TIBB), parent company of TIB Bank and The Bank of Venice, leading community banks serving the greater Naples, Bonita Springs and Fort Myers area, Highlands County, South Miami-Dade County, the Florida Keys and Sarasota County, today reported a net loss from continuing operations for the year ended December 31, 2007 of $2.4 million compared to net income from continuing operations of $9.0 million for 2006. On a per share basis, the net loss from continuing operations was $0.20 for 2007, compared to net income of $0.76 for 2006.

Excluding the effect of the write-down of investment securities discussed below, net income for the year ended December 31, 2007 would have been $1.1 million or $0.09 per share.

For the fourth quarter, the company reported a net loss from continuing operations of $6.5 million or $0.51 per share, compared to net income from continuing operations of $1.9 million or $0.16 per share for the fourth quarter of 2006.

Contributing significantly to the loss for the fourth quarter and the year were the $6.2 million provision for loan losses and the write-down of $5.7 million of investment securities. In response to continued slowing economic activity and softening real estate values in our markets, the reserve for loan losses was further strengthened and increased to $15.0 million or 1.32% of loans at December 31, 2007.

“TIB Financial remains a strong financial institution with shareholders’ equity of over $96 million. The Company, TIB Bank and The Bank of Venice exceed all regulatory requirements for well capitalized financial institutions,” said Edward V. Lett, Chief Executive Officer and President.  “The weak real estate market and a challenging short-term outlook for the local economy are evident in the loan delinquency trends we experienced during the fourth quarter and accordingly, we increased our reserves for possible credit losses. This reduced net income to a loss of $2.4 million for the year 2007, but positions us to work our way through a difficult economic environment during 2008. As we have over the past 34 years, we expect to successfully weather this business cycle on the strength of our underlying fundamentals: a solid capital base, a sound balance sheet, an experienced management team, a valuable franchise across both southwest Florida and the Keys, and a loyal, diversified customer base.”

“Despite a very challenging operating environment during 2007 we completed our acquisition of The Bank of Venice and expanded our presence into Sarasota County and initiated a new business focus of private banking and wealth management, through the acquisition of Naples Capital Advisors and the attraction of talented, well known, local professionals. In the coming weeks, we expect to file for authority with the Florida Office of Financial Regulation to establish a trust company as part of our integrated approach to providing comprehensive financial services to higher net worth individuals. We are excited about the growth prospects of our new business line, which will expand our products and services for our customers and prospective customers and further diversify our revenues sources.”

As previously described in our Form 10Q for September 30, 2007, we own three collateralized debt obligation investment securities aggregating $10.0 million that had an estimated fair value of $6.0 million at that time. The difference in the estimated fair value and the aggregate cost was included in Accumulated Other Comprehensive Loss and Shareholders’ Equity at September 30, 2007.  In late December 2007 these securities were downgraded below investment grade by a nationally recognized rating agency. Due to the ratings downgrade, and the amount of unrealized loss, we concluded that the loss of value was other than temporary under generally accepted accounting principles and we wrote-down these investment securities to their estimated fair value. This resulted in the recognition of a loss of $3.9 million. During the fourth quarter, the market value of an investment in equity securities, which we originally acquired in 2003 for $3.0 million to obtain community reinvestment credit, of a publicly owned company declined significantly. We determined that this unrealized loss was other than temporary and wrote this investment down by $1.8 million, resulting in a total write-down of investment securities of $5.7 million. The impairment and write-down of these securities had an after tax impact on earnings for the quarter and the year of $3.5 million or $0.28 per share.

TIB Financial also reported total assets of $1.4 billion as of December 31, 2007, representing 9% asset growth from December 31, 2006. Total loans increased 6% to $1.13 billion compared to $1.06 billion a year ago. Total deposits of $1.05 billion as of December 31, 2007 represent an increase of 2%, or $20.5 million, from $1.03 billion a year ago.

TIB Financial’s results of operations during 2007 include the operations of The Bank of Venice subsequent to its acquisition on April 30, 2007. As of December 31, 2007, the effect of the acquisition of The Bank of Venice increased total assets by $72.9 million, total loans by $58.7 million and total deposits by $51.9 million.

Detailed Financial Discussion
The decrease in net income from continuing operations for the fourth quarter of 2007 compared to the fourth quarter of 2006 was due to the increased provision for loan losses, realized losses on other than temporary impairment of securities, higher operating expenses, a lower net interest margin and lower non-interest income.

Our increased provision for loan losses results from an increase in our loan delinquencies and loan losses coupled with the ripple effect of further contraction of real estate activity on our local economy. Appropriately, we again elevated certain quantitative and qualitative factors used in estimating our allowance for loan losses. Net charge-offs for the fourth quarter were $2.8 million and are comprised principally of $1.2 million of indirect auto loans and  $1.3 million related to a single Southwest Florida real estate development loan  that was on non-accrual at September 30, 2007 and at year end. This property was foreclosed and transferred to OREO in January 2008. As of December 31, 2007, non-performing loans were $16.1 million or 1.4% of loans down from $16.6 million and 1.5% of loans as of September 30, 2007. The allowance for loan losses increased to $15.0 million, or 1.32% of total loans, reflecting the excess of our provision for loan losses over net charge-offs for the period. Net charge-offs during the quarter represented 1.00% of average loans on an annualized basis, an increase compared to 0.26% and 0.19% for the prior quarter and the fourth quarter of last year, respectively.

The tax equivalent net interest margin of 3.44% for the three months ended December 31, 2007 contracted in comparison with the 3.52% net interest margin reported during the third quarter of 2007, principally due to a highly challenging interest rate environment. Global liquidity pressures in the financial markets also exacerbated the pressure on the net interest margin. The contraction from 3.90% earned in the fourth quarter of 2006 was primarily due to the higher level of non-performing loans, the inclusion of the results of The Bank of Venice and the continued impact of the challenging interest rate environment and highly competitive deposit pricing.

Non-interest income, excluding the effect of the write-down of the investment securities, was $1.4 million in the fourth quarter compared to $1.7 million in the prior year’s period. The decrease is due primarily to gains recognized from the sale of land and other assets during the fourth quarter of 2006.

Operating costs increased during the fourth quarter of 2007 as non-interest expense rose 20% to $11.4 million compared to $9.5 million for the fourth quarter of 2006. The increase reflects $726,000 of operating costs for The Bank of Venice, $310,000 of severance and signing bonuses for employees, $417,000 of valuation allowances for repossessed automobiles and other assets related to our indirect auto lending business and $250,000 of expenses for consultants and contract termination.

During the fourth quarter of 2007, the Board of Directors of TIB Financial Corp. declared a quarterly cash dividend of $0.0625 per share on its common stock.  The cash dividend was paid on January 10, 2008 to all TIB Financial Corp. common shareholders of record as of December 31, 2007.  This dividend, when annualized, represents $0.25 per share. The Board of Directors will continue to evaluate the amount of our quarterly dividend and our dividend policy in light of current and expected trends in our financial performance and financial condition.

In August, the Board also authorized the repurchase of up to 400,000 shares of the Company's outstanding common stock. The Company repurchased 69,200 shares during the fourth quarter at an average price of $8.23.

On February 1, 2008, a $13.5 million commercial real estate loan financing a 24 acre, 7 developed commercial lot real estate project matured. The owners of the project currently do not have adequate financial resources to service the debt. They continue to market the property for sale and TIB Bank is pursuing collection of the loan. The status of the project and the borrowers were evaluated as part of our review of the reserve for loan losses at December 31, 2007. The loan was placed on nonaccrual in February 2008.

About TIB Financial Corp.
Headquartered in Naples, Florida, TIB Financial Corp. is a growth-oriented financial services company with approximately $1.4 billion in total assets and 20 full-service banking offices throughout the Florida Keys, Homestead, Naples, Bonita Springs, Fort Myers, Venice and Sebring. On January 2, 2008, the company completed the acquisition of Naples Capital Advisors, Inc., a registered investment advisor with approximately $80 million of assets under advisement.

TIB Financial Corp., through its wholly owned subsidiaries, TIB Bank and The Bank of Venice and Naples Capital Advisors, Inc., serves the personal and commercial banking and investment management needs of local residents and businesses in its market areas. The banks’ experienced professionals are local community leaders, who focus on a relationship-based approach built around anticipating specific customer needs, providing sound advice and making timely decisions. To learn more about TIB Bank, The Bank of Venice and Naples Capital Advisors, Inc., visit www.tibbank.com,  www.bankofvenice.com and www.naplescapitaladvisors.com, respectively.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on TIB’s investor relations site at www.tibfinancialcorp.com.  For more information, contact Edward V. Lett, Chief Executive Officer and President at (239) 263-3344, or Stephen J. Gilhooly, Executive Vice President and Chief Financial Officer, at (239) 659-5876.

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Except for historical information contained herein, the statements made in this press release constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results.  Certain factors, including those outside the Company’s control, may cause actual results to differ materially from those in the “forward-looking” statements, including economic and other conditions in the markets in which the Company operates; risks associated with acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.

SUPPLEMENTAL FINANCIAL DATA IS ATTACHED

TIB FINANCIAL CORP. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	For the Quarter Ended
	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006
Interest and dividend income	$23,863	$23,549	$23,950	$23,379	$23,240
Interest expense	12,513	12,263	12,068	11,877	11,468
NET INTEREST INCOME	11,350	11,286	11,882	11,502	11,772

Provision for loan losses	6,168	2,385	632	472	1,285

NON-INTEREST INCOME:
Service charges on deposit accounts	731	661	657	643	675
Fees on mortgage loans sold	220	287	406	533	318
Investment securities loss, net	(5,660)	-	-	-	-
Other income	439	1,195	547	703	660
Total non-interest income	(4,270)	2,143	1,610	1,879	1,653

NON-INTEREST EXPENSE:
Salaries & employee benefits	5,729	5,619	5,698	5,504	5,366
Net occupancy expense	2,052	2,041	1,977	1,909	1,590
Other expense	3,614	2,702	2,513	2,563	2,552
Total non-interest expense	11,395	10,362	10,188	9,976	9,508

Income (loss) before income tax expense	(10,483)	682	2,672	2,933	2,632
Income tax expense (benefit)	(3,985)	188	960	1,062	768
Income (loss) from continuing operations	(6,498)	494	1,712	1,871	1,864
Income from discontinued operations, net of tax	-	-	-	-	72
NET INCOME (LOSS)	$(6,498)	$494	$1,712	$1,871	$1,936

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.51)	$0.04	$0.14	$0.16	$0.16
Discontinued operations	-	-	-	-	0.01
Basic earnings (loss) per share	$(0.51)	$0.04	$0.14	$0.16	$0.17

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.51)	$0.04	$0.14	$0.16	$0.16
Discontinued operations	-	-	-	-	-
Diluted earnings (loss) per share	$(0.51)	$0.04	$0.14	$0.16	$0.16

TIB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Dollars in thousands, except share and per share data)

	For the Quarter Ended
	December 31, 2007		September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006
Real estate mortgage loans:
Commercial	$612,084		$604,286	$580,506	$561,267	$546,276
Residential	112,138		110,055	109,034	80,188	82,243
Farmland	11,361		10,245	8,991	9,197	24,210
Construction and vacant land	168,595		150,808	153,917	155,421	157,672
Commercial and agricultural loans	72,076		70,847	73,426	71,382	84,905
Indirect auto dealer loans	117,439		127,219	131,078	136,892	141,552
Home equity loans	21,820		18,425	17,297	17,694	17,199
Other consumer loans	12,154		12,080	11,356	9,375	9,795
Total loans	$1,127,667		$1,103,965	$1,085,605	$1,041,416	$1,063,852

Gross loans	$1,129,156		$1,105,597	$1,087,264	$1,042,991	$1,065,468

Net loan charge-offs	$2,808		$721	$394	$1,009	$494
Allowance for loan losses	$14,973		$11,613	$9,949	$9,044	$9,581
Allowance for loan losses/total loans	1.32%		1.05%	0.92%	0.87%	0.90%
Non-performing loans[1]	$16,086		$16,565	$4,401	$3,046	$4,223
Allowance for loan losses/non-performing loans	93%		70%	226%	297%	227%
Non performing loans/gross loans	1.42%		1.50%	0.40%	0.29%	0.40%
Annualized net charge-offs/average loans	1.00%		0.26%	0.15%	0.39%	0.19%

Total interest-earning assets	$1,345,795		$1,305,795	$1,265,143	$1,268,523	$1,233,539
Other real estate owned	$1,846		$186	$-	$-	$-
Other repossessed assets	$3,136		$2,773	$2,370	$2,341	$1,958
Goodwill and intangibles, net of accumulated amortization	$7,458		$7,448	$7,409	$847	$919

Interest-bearing deposits:
NOW accounts	$161,878		$136,892	$151,359	$145,216	$132,395
Money market	176,900		185,789	198,760	188,220	164,607
Savings deposits	55,045		55,675	60,323	56,392	45,076
Time deposits	512,754		484,600	460,461	483,889	527,999
Non-interest bearing deposits	143,381		156,461	173,196	183,846	159,380
Total deposits	$1,049,958		$1,019,417	$1,044,099	$1,057,563	$1,029,457

Tax equivalent net interest margin	3.44%		3.52%	3.73%	3.74%	3.90%
Return (loss) on average assets	(0.46	) %	0.14%	0.50%	0.57%	0.58%
Return (loss) on average equity	(6.60	) %	1.93%	7.03%	8.75%	8.72%
Non-interest expense/tax equivalent net interest income and non-interest income	159.06%		76.69%	75.06%	74.08%	70.41%

Average diluted shares (basic for the quarter ended December 31, 2007)	12,752,994		12,902,212	12,598,658	11,944,440	11,932,887
End of quarter shares outstanding	12,783,161		12,832,816	12,821,216	11,836,027	11,720,527
Total equity	$96,240		$100,651	$102,270	$88,125	$85,862
Book value per common share	$7.53		$7.84	$7.98	$7.45	$7.33
Total assets	$1,444,739		$1,395,547	$1,358,773	$1,351,414	$1,319,093

1 Non-performing loans include a loan of approximately $1.64 million which is fully guaranteed as to principal and interest by a U.S. government agency. We discontinued accruing interest on this loan during the fourth quarter of 2006 pursuant to a ruling made by the agency.

TIB FINANCIAL CORP. AND SUBSIDIARIES
QUARTERLY AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Quarter Ended December 31, 2007			Quarter Ended December 31, 2006
	Average Balances	Interest*	Yield*	Average Balances	Interest*	Yield*
Loans	$1,114,161	$21,243	7.56%	$1,057,033	$21,427	8.04%
Investments	159,486	2,144	5.33%	129,776	1,623	4.96%
Interest bearing deposits	353	4	4.50%	427	5	4.65%
Federal Home Loan Bank stock	8,966	136	6.02%	7,244	108	5.91%
Fed funds sold	37,128	420	4.49%	11,729	155	5.24%
Total interest earning assets	1,320,094	23,947	7.20%	1,206,209	23,318	7.67%
Non-interest earning assets	91,067			78,820
Total assets	$1,411,161			$1,285,029

Interest bearing liabilities:
NOW	$146,528	$1,097	2.97%	$118,674	$884	2.96%
Money market	176,123	1,735	3.91%	162,296	1,629	3.98%
Savings	55,998	280	1.98%	45,568	86	0.75%
Time	500,680	6,204	4.92%	516,240	6,401	4.92%
Total interest-bearing deposits	879,329	9,316	4.20%	842,778	9,000	4.24%
Short-term borrowings and FHLB advances	207,227	2,282	4.37%	139,863	1,690	4.79%
Long-term borrowings	56,044	915	6.48%	36,896	778	8.37%
Total interest bearing liabilities	1,142,600	12,513	4.34%	1,019,537	11,468	4.46%

Non-interest bearing deposits	151,122			160,641
Other liabilities	18,941			20,020
Shareholders’ equity	98,498			84,831
Total liabilities and shareholders’ equity	$1,411,161			$1,285,029

Net interest income and spread		$11,434	2.86%		$11,850	3.21%

Net interest margin			3.44%			3.90%

* Presented on a fully tax equivalent basis

TIB FINANCIAL CORP. AND SUBSIDIARIES
YEAR TO DATE AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Year Ended December 31, 2007			Year Ended December 31, 2006
	Average Balances	Interest*	Yield*	Average Balances	Interest*	Yield*
Loans	$1,088,751	$84,775	7.79%	$989,617	$78,382	7.92%
Investments	146,376	7,633	5.21%	123,651	6,149	4.97%
Interest bearing deposits	383	19	4.96%	448	22	4.94%
Federal Home Loan Bank stock	8,408	503	5.98%	4,935	285	5.78%
Fed funds sold	42,187	2,144	5.08%	15,465	739	4.78%
Total interest earning assets	1,286,105	95,074	7.39%	1,134,116	85,577	7.55%
Non-interest earning assets	87,996			78,319
Total assets	$1,374,101			$1,212,435

Interest bearing liabilities:
NOW	$151,745	4,967	3.27%	$131,386	3,500	2.66%
Money market	186,996	7,753	4.15%	166,501	5,959	3.58%
Savings	55,360	968	1.75%	48,897	346	0.71%
Time	486,658	24,172	4.97%	477,204	21,852	4.58%
Total interest-bearing deposits	880,759	37,860	4.30%	823,988	31,657	3.84%
Short-term borrowings and FHLB advances	174,583	7,861	4.50%	86,883	4,102	4.72%
Long-term borrowings	39,860	3,000	7.53%	27,442	2,412	8.79%
Total interest bearing liabilities	1,095,202	48,721	4.45%	938,313	38,171	4.07%

Non-interest bearing deposits	163,478			174,798
Other liabilities	19,338			17,903
Shareholders’ equity	96,083			81,421
Total liabilities and shareholders’ equity	$1,374,101			$1,212,435

Net interest income and spread		$46,353	2.94%		$47,406	3.48%

Net interest margin			3.60%			4.18%

* Presented on a fully tax equivalent basis

TIB FINANCIAL CORP. AND SUBSIDIARIES
NONACCRUAL LOAN SUMMARY AS OF DECEMBER 31, 2007
(Dollars in thousands)

Loan Type	Number of Loans	Outstanding Balance
Residential	13	$4,442
Commercial and agricultural	4	293
Commercial real estate	4	2,619
Residential land development	1	2,686
Participations in residential loan pools	9	1,246
Government guaranteed loan	1	1,641
Indirect auto-dealer, auto and consumer loans	238	3,159
		$16,086